_______________________________________________________

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

NURESCELL INC.,

a Nevada Corporation

AND

HOTJ ACQUISITION CORP.,

a California Corporation

AND

HOUSE OF TAYLOR JEWELRY, INC.,

a California Corporation

_______________________________________________________

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”), entered into on May 20, 2005, by and among Nurescell Inc., a Nevada corporation (“Parent”); HOTJ Acquisition Corp., a California corporation and a subsidiary of Parent (“Sub”); and House of Taylor Jewelry, Inc., a California corporation (“Company”). Parent, Sub and Company are referred to, collectively, as the “Parties.”

RECITALS

A.

Parent, Sub and Company intend to effect a Merger of Sub into Company in accordance with this Agreement and the California General Corporation Law. Upon consummation of the Merger, the Sub will cease to exist and Company will continue as a wholly-owned subsidiary of the Parent.

B.

This Agreement has been approved by the respective boards of directors of Parent, Sub and Company and by shareholders owning more than 80% of the outstanding voting stock of Company.

C.

The parties intend that the Merger will be treated as a tax free reorganization as described in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Certificate of Merger” has the meaning set forth in Section 2(c) below.

“Closing” has the meaning set forth in Section 2(b) below.

“Class A Common Stock” has the meaning set forth in Section 3(b) below.

“Class B Common Stock” has the meaning set forth in Section 3(b) below.

“Closing Date” has the meaning set forth in Section 2(b) below.

“Company” has the meaning set forth in the preface above.

“Company Share” means any share of Class A Common Stock or of Class B Common Stock, no par value per share, of Company.

“Company Stockholder” means any Person who or which holds any Company Shares.

“Confidential Information” means any information concerning the businesses and affairs of Company and its Subsidiary that is not already generally available to the public.

“Conversion Ratio” has the meaning set forth in Section 2(d)(4) below.

“California General Corporation Law” means the General Corporation Law of the State of California, as amended.

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Dissenting Share” means any Company Share held of record by any stockholder who or which has exercised his, her, or its appraisal rights, if any, under the applicable sections of the California General Corporation Law.

“Effective Time” has the meaning set forth in Section 2(d)(1) below.

“Exchange Agent” has the meaning set forth in Section 2(e) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“IRS” means the Internal Revenue Service.

“Knowledge” means actual knowledge after reasonable investigation.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Company and its Subsidiaries, taken as a whole, or on the ability of Company to consummate timely the transactions contemplated hereby.

“Merger” has the meaning set forth in Section 2(a) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and as to Company shall also include sales and issuances of securities, contracts, purchases and dispositions of equipment and other transactions involved in the organization and operation of Company.

“Parent” has the meaning set forth in the preface above.

“Parent Share” means any share of the common stock, $.0001 par value per share, of Parent.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“PPM” means those certain confidential private placement subscription documents of Parent dated as of May , 2005 relating to the offering of up to 125,000 units at $4.00 per unit, for gross proceeds of $500,000, with each unit consisting of (i) two shares of common stock of Parent and (ii) one callable warrant allowing the holder thereof to purchase a share of common stock of Parent at $3.50 per share.

“Requisite Company Stockholder Approval” means the affirmative vote of the holders of a majority of Company Shares in favor of this Agreement and the Merger.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sub” has the meaning set forth in the preface above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary “ shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2(a) below.

ARTICLE 2
REORGANIZATION TRANSACTION

(a)

The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California General Corporation Law, Sub shall be merged into Company. At the Effective Time, the separate existence of Sub shall cease, and Company shall continue as the surviving corporation (the “Surviving Corporation”) under the name of Global Jewelry Concepts, Inc.

(b)

The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices designated by Company or at 10390 Santa Monica Boulevard, Los Angeles, California 90025 on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

(c)

Actions at the Closing. At the Closing, (i) Company will deliver to Parent and Sub the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) Parent and Sub will deliver to Company the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) Parent, Sub and Company will file with the Secretary of State of the State of California a Certificate of Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), and (iv) Company will deliver to the Exchange Agent in the manner provided below in this Section 2 the certificate(s) evidencing the Parent Shares to be issued in the Merger.

(d)

Effect of Merger.

(1)

General. The Merger shall become effective at the time (the “Effective Time”) Sub and Company file the Certificate of Merger with the Secretary of State of the State of California. The Merger shall have the effect set forth in the California General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Sub or Company in order to carry out and effectuate the transactions contemplated by this Agreement. At or about the Effective Time the Surviving Corporation shall change its name to “Global Jewelry Concepts, Inc.”

(2)

Articles of Incorporation. The Articles of Incorporation of Company, as amended, in effect at and as of the Effective Time will remain the Articles of Incorporation of Surviving Corporation without any modification or amendment in the Merger.

(3)

By-laws. The By-laws of Company in effect at and as of the Effective Time will remain the By-laws of Surviving Corporation without any modification or amendment in the Merger.

(4)

Conversion of Company Shares. At and as of the Effective Time, (A) each Company Share shall be exchanged for one Parent Share (the ratio of one Parent Share to one Company Share is referred to herein as the “Conversion Ratio”), constituting up to 30,000,000 Parent Shares (the “Merger Consideration”), and (B) each Dissenting Share, if any, shall receive payment from Parent with respect thereto in accordance with the provisions of the California General Corporation Law; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Company Shares outstanding, provided further that from and after the Effective Time Interplanet Productions Ltd. and Sandbox Jewelry LLC, who are the original holders of Class B Common Stock and are collectively the “Class B Holders”, but not their transferees or assignees, shall be entitled to receive an additional .16666666 Parent Share for each of the Parent Shares received by the Class B Holders (the “Added Merger Consideration”), solely in the event that the closing price of a Parent Share, in any trading market, is not less than $3.00 for at least ten consecutive trading days (the “Added Merger Consideration Trigger”). Fractional shares, if any, that may be issuable upon the Added Merger Consideration Trigger shall be rounded up to the next whole Parent Share. The right of the Class B Holders to receive the Added Merger Consideration shall terminate on April 30, 2010. Except for Company Shares issued to the Parent in connection with the Merger and the conversion of Company Options and Warrants as set forth below, no other Company Shares shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(iv) after the Effective Time.

(5)

Conversion of Company Options and Warrants. At the Effective Time, each outstanding option or warrant or other right to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under Company Option Plans or pursuant to other grants, whether or not vested or exercisable as of the Effective Time, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for a number of shares of Parent Common Stock equal to that number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest whole cent. Each outstanding convertible instrument currently outstanding in Company, including, but not limited to, all other options, warrants and debentures shall be converted into the right to acquire Parent Shares upon the same terms and conditions as specified in those convertible instruments and at the same Conversion Ratio imposed on holders of Company Shares pursuant to the transactions contemplated hereby.

(6)

Parent Shares. Each Parent Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

(e)

Conversion Procedures.

(1)

Immediately after the Effective Time, (A) Parent and Sub will furnish to U.S. Stock Transfer Corp, 1745 Gardena Avenue, Glendale, California, (the “Exchange Agent”) a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of Parent Shares equal to the product of (i) the Conversion Ratio times (ii) the number of outstanding Company Shares (other than any Dissenting Shares) not to exceed 30,000,000 Parent Shares, and (B) Parent will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Company Shares for the holder to use in surrendering the certificates which represented his, her, or its Company Shares in exchange for a certificate representing the number of Parent Shares to which he, she, or it is entitled. The names of record holders of Company Shares are set forth on Exhibit A attached hereto. Until surrendered, each outstanding certificate that, prior to the Effective Time, represented the Company Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Shares into which such shares of Company Shares shall have been so converted.

(2)

Fractional shares shall not be issued, but cash shall be paid by the Parent for any such fraction in an amount proportionate to the fair value of a whole share as determined by the Board of Directors of Company.

(3)

Parent shall pay all charges and expenses of the Exchange Agent.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent that the statements contained in Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3) except as set forth on any Schedule attached as part of Schedule 3.

(a)

Organization, Good Standing and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Company is not qualified nor authorized to do business in any other jurisdiction.

(b)

Capitalization. The authorized capital stock of Company, immediately prior to the Closing, consists of (i) 45,000,000 shares of Class A Common Stock, no par value per share, of which 12,000,000 are issued and outstanding, (ii) 18,000,000 shares of Class B Common Stock, no par value per share, of which 18,000,000 shares are outstanding, and 5,000,000 shares of preferred stock, no par value per share, none of which is issued and outstanding. All of the Company Shares have been duly authorized and are validly issued, fully paid and nonassessable, and were issued in compliance with applicable laws concerning the offer, sale and issuance of securities. The rights and privileges of the Class A Common Stock and of the Class B Common Stock are set forth on Schedule 3 (b) attached hereto. The Company Shares are not subject to any pre-emptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound.

(c)

Authorization; Binding Obligations. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)

No Contravention. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby, will not violate any constitution, statute, regulation, or rule to which Company is subject or any provision of the charter or bylaws of Company. Other than in connection with the provisions of any applicable state law, Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(e)

Financial Statements. Company delivered to Parent the unaudited Statements of Income and Balance Sheets of its subsidiary, Tech Line Jewelry, Inc., for the years ended December 31, 2003 and 2004 (collectively, the “Financial Statements”) and its unaudited Statement of Income and Balance Sheets as of and for the three month period ended March 31, 2005 (collectively, the “Interim Financial Statements” and together with the Financial Statements, the “Company Financial Statements”). The Company Financial Statements are in accordance with the books and records of Company and, as applicable, of Tech Line Jewelry, Inc., and have been derived from the books and records of Company and of Tech Line Jewelry, Inc, provided, however, that the Financial Statements may be subject to adjustment on completion of audit by Company’s independent certified public accountants and provided that the Interim Financial Statements are subject to normal recurring year-end adjustments.

(f)

No Undisclosed Liabilities. To its knowledge Company has no obligations or liabilities that are material and that are not disclosed or reflected in the Company Financial Statements, except current liabilities incurred, and obligations entered into, in the Ordinary Course of Business subsequent to December 31, 2004.

(g)

Title to Properties and Assets; Liens. Company has good and valid right and title to the personal property, tangible and intangible (other than intellectual property licenses described in paragraph (h) below), reflected in the Interim Financial Statements (except assets, interests in assets sold or otherwise disposed of since March 31, 2005 in the Ordinary Course of Business).

(h)

Intellectual Property. Company owns, or is licensed or otherwise possesses rights to the intellectual property (collectively “Company Intellectual Property”) set forth and described within Schedule 3(h) attached hereto.

(i)

Litigation. Except as described in Schedule 3(i) attached hereto, there is no action, suit, arbitration, audit or other proceeding or investigation pending, threatened against Company or any of its properties or any of its officers or directors (in their capacity as such) before any agency, court or tribunal, foreign or domestic.

(j)

Employment Matters.

(1)

To the knowledge of Company, Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, alien employment and hiring, and is not engaged in any unfair labor practice.

(2)

Company has no collective bargaining agreement with any of its employees. There is no labor union organizing activity pending or, to Company’s knowledge, threatened with respect to Company. Except for Jack Abramov, President of Company, Monty Abramov, Vice President of Company, and Rachel Abramov, no employee has any agreement or contract, written or verbal, regarding such employee’s continued employment by Company.

(k)

Registration Rights. Except as described in Schedule 3(k) attached hereto, Company is currently not under any obligation, and has not granted any rights, to register any of Company’s presently outstanding securities.

(l)

Compliance with Laws; Governmental Consents; Permits. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement except for such governmental consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

(m)

Information to Company Stockholders. Company represents and warrants that the Company Stockholders have been or will be advised by Company of the following: The issuance of Parent Shares will not be registered under the Securities Act. Parent Shares are “restricted securities” that may not be pledged or hypothecated and may not be sold or transferred unless they are registered under the Securities Act, or unless, in the opinion of Parent’s counsel or counsel satisfactory to Parent, such registration is not required. Each of the Company Stockholders is acquiring Parent Shares for its or his own account, not for the account of others and not with an intent to distribute Parent Shares to others.

Company further represents and warrants that each Person receiving Parent Shares in the Merger (i) is aware that his or its investment in the Parent Shares is subject to certain material risks, (ii) has had a full and complete opportunity to (A) ask questions of, and receive answers from, representatives of Company and/or Parent concerning the terms and conditions of the conversion of their Company Shares into Parent Shares, (B) inspect and copy all material documents relating to the conversion of their Company Shares into Parent Shares and (C) obtain any additional information which Company and/or Parent possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to them, (iii) has, by reason of his or its business or financial experience, the capacity to protect his or its interests in connection with the investment in the Parent Shares and to evaluate the merits and risks of such investment and (iv) based on net worth and/or annual income, is able to bear the economic risk of an investment in the Parent Shares.

Each certificate evidencing Parent Shares shall bear a legend substantially as follows:

“THE SECURITIES REFERRED TO HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION, IN RELIANCE UPON EXEMPTIONS PROMULGATED UNDER THE SECURITIES ACT AND EXEMPTIONS FROM REGISTRATION AVAILABLE UNDER THE APPLICABLE SECURITIES LAWS OF VARIOUS OTHER JURISDICTIONS. THESE SECURITIES MAY NOT BE TRANSFERRED OR DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS OR (1) REGISTRATION AND QUALIFICATION UNDER SUCH LAWS ARE NOT REQUIRED, AND (2) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS FURNISHED TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the various filings made by Parent with the SEC or except as set forth on any schedule attached as part of Schedule 4 and incorporated herein by this reference.

(a)

Organization, Good Standing and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Because Parent is not currently doing business, it is not qualified or authorized to do business in any State except Nevada. Other than Sub, Parent does not presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other corporation, association or other business entity. Parent is not a participant in any joint venture, partnership or similar arrangement.

(b)

Capitalization.

(1)

The authorized capital stock of Parent, immediately prior to the Closing, is (A) 2,000,000,000 shares of common stock, $0.0001 par value per share, of which approximately 3,755,254 are issued and outstanding (approximation due to rounding uncertainties in connection with the ongoing processing of certificates being issued to implement Parent’s 1-for-1,000 reverse stock split effective April 22, 2005) and (B) 1,000,000 shares of preferred stock, $0.0001 par value per share, of which none is issued and outstanding. Except as set forth in Parent’s filings with SEC there are no authorized or outstanding subscriptions, warrants, options, contracts, rights (pre-emptive or otherwise), puts, calls, exchangeable or convertible securities, commitments or demands of any character relating to any authorized and issued or unissued shares of the capital stock of Parent, other instruments convertible into or exchangeable for such stock, or which obligate Parent to seek authorization to issue additional shares of any class of stock or to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, other than created by virtue of this Agreement or the transactions contemplated hereby. All of the Parent Shares have been duly authorized, validly issued, fully paid and are nonassessable. All of the Parent Shares were issued in compliance with applicable laws concerning the offer, sale and issuance of such securities.

(2)

Neither the Merger nor any other transaction contemplated by this Agreement constitutes or will constitute an event under any capital stock or convertible security or any anti-dilution or similar provision of any agreement to which Parent is a party or by which it is bound or affected, which shall either increase the number of shares or units of capital stock issuable upon conversion of any securities or upon exercise of any warrant or right to subscribe to or purchase any stock or similar security, or decrease the consideration per share or unit of capital stock to be received by Parent upon such conversion or exercise.

(c)

Authorization; Binding Obligations. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and its stockholders. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)

No Contravention. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby, will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent is subject or any provision of the charter or bylaws of Parent or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Parent is a party or by which Parent is bound or to which any of Parent’s assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Other than in connection with the provisions of any applicable state law, neither Parent nor Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(e)

SEC Documents.

(1)

Parent has filed all forms, reports, exhibits and other documents required to be filed with the SEC since it first became a reporting company (“Initial Reporting Date”) and has made available to Company, except to the extent available in full without redaction on the SEC website through EDGAR two days prior to the date of this Agreement, (i) its Quarterly Reports on Form 10-QSB for the periods ended June 30, 2004, September 30, 2004, December 31, 2004 and its Annual Report on Form 10-KSB for the period ended March 31, 2004, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held since the Initial Reporting Date, (iii) all other reports or registration statements (other than reports on Forms 3, 4 or 5 filed on behalf of affiliates of Parent) filed by Parent with the SEC since the Initial Reporting Date, and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the “Parent SEC Documents”). The Parent SEC Documents (i) were prepared in accordance with the requirements of the Securities Act, or the Securities Exchange Act, and the SEC rules thereunder, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is required to file any forms, reports or other documents with the SEC.

(2)

As needed, Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Securities Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including any consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Securities Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as may be disclosed in reports filed by Parent with the SEC after the date of this Agreement in accordance with applicable SEC requirements with respect to disclosure controls and procedures maintained by Parent after the date hereof (it being understood that any such disclosure in such reports shall not have the effect of modifying the representation set forth in this sentence, to the extent this representation relates to the period prior to the date hereof), such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has provided to Company a correct and complete summary of any such disclosure made by management of Parent to Parent’s auditors and audit committee since the Initial Reporting Date. With respect to each Annual Report on Form 10-KSB, each Quarterly Report on Form 10-QSB and each amendment of any such report included in Parent SEC Documents filed since the Initial Reporting Date, the principal executive officer and the principal financial officer of Parent have made (or, in the case of the 2005 Form 10-KSB, will make at the time of filing thereof) all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC, and the statements contained in such certifications are complete and correct.

(3)

Parent is in compliance in all material respects with the provisions of Section 13(b) of the Securities Exchange Act. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, agent, employee or other person acting on behalf of Parent or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the filed Parent SEC Documents or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, between March 31, 2004 and the date of this Agreement, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-B promulgated by the SEC.

(4)

Since March 31, 2005 (x) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

(f)

Financial Statements. Parent has delivered to Company its audited Statement of Operations and Balance Sheets for the fiscal years ended March 31, 2003 and March 31, 2004 and unaudited statements of operations and balance sheets for the period ended December 31, 2004 (collectively, the “Parent Financial Statements”). The Parent Financial Statements are in accordance with the books and records of Parent, are complete and correct in all material respects, and present fairly the financial condition and position of Parent for the periods covered and as of December 31, 2004, and other dates therein specified and the results of its operations for the periods therein specified. The Parent Financial Statements have been prepared in accordance with GAAP and, to the extent audited, have been audited by a firm of independent public accountants that is registered with the Public Company Accounting Oversight Board. Except as disclosed in the Parent Financial Statements, Parent is not a guarantor or indemnitor of any indebtedness of any other person.

(g)

No Undisclosed Liabilities. Parent has no obligations or liabilities, contingent or otherwise, that are not disclosed or reflected in the Parent Financial Statements, except current liabilities incurred, and obligations entered into, in the Ordinary Course of Business subsequent to December 31, 2004.

(h)

No Assets and No Liabilities. As of the Closing Date, Parent shall have no operating assets and no liabilities except as disclosed in the Parent Financial Statements, or in this Agreement, provided that as of the Closing Date Parent shall have cash of not less than $500,000, which are the proceeds received from the offering contemplated by the PPM.

(i)

Compliance with Other Instruments. Parent is not in violation or default of any term of its Articles of Incorporation or its By-laws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is a party or by which it is bound or of any statute, rule or regulation applicable to Parent. The execution and delivery of and compliance with this Agreement pursuant hereto will not result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation (including, but not limited to, any increase in payments due to any entity or person) or loss of any benefit under (i) any provision of the Articles of Incorporation or By-laws of Parent, as amended, or (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties or assets.

(j)

Offering Valid. The Parent Shares will not be registered under the Securities Act and will be restricted securities within the meaning of the federal and applicable state securities laws. The Parent Shares, as of the Closing Date, (i) will have been duly authorized and validly issued to Company Stockholders and (ii) will be fully paid and nonassessable and will be free of any liens or encumbrances.

(k)

Compliance with Laws; Governmental Consents; Permits. Parent is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which alone or together with any other violations would have a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

(l)

Litigation. There is no action, suit, arbitration, audit or other proceeding or investigation pending, or to Parent’s knowledge, threatened against Parent or any of its properties or any of its officers or directors (in their capacity as such) before any agency, court or tribunal, foreign or domestic. Parent is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

(m)

Tax Returns and Payments.

(1)

For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes imposed by any governmental authority, including, but not limited to, income, capital gains, license, gross receipts, net worth, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers’ compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines costs and assessments.

(2)

Parent has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, “Tax Returns”) required to be filed by Parent and has paid all Taxes due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). All Tax Returns filed by Parent are true, complete and correct in all material respects. No deficiency in Taxes for any period has been asserted by any taxing authority that remains unpaid at the date hereof except as evidenced by the “Notice of Federal Tax Lien” dated October 12, 2001, in the amount of $8,965.63 and the “Notice of State Tax Lien” dated November 8, 2001, in the amount of $4,009.52, one or both of which may remain unpaid. No written inquiries or notices have been received by Parent from a taxing authority with respect to possible claims for Taxes which have not been resolved prior to the date hereof. There are no liens for Taxes on any of the assets of Parent except as evidenced by the “Notice of Federal Tax Lien” dated October 12, 2001, in the amount of $8,965.63 and the “Notice of State Tax Lien” dated November 8, 2001, in the amount of $4,009.52, one or both of which may remain unpaid or on any of the shares of stock of Parent. No Tax Return of Parent has ever been audited. There is no liability for any Tax to be imposed upon Parent’s properties or assets as of the date of this Agreement that is not adequately provided for. Parent has withheld and, except for amounts not yet due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee. Parent has properly classified its service providers as independent contractors for tax purposes.

(n)

Employment Matters.

(1)

Parent is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, alien employment and hiring, and is not engaged in any unfair labor practice.

(2)

Parent has no collective bargaining agreement with any of its employees. There is no labor union organizing activity pending or, threatened with respect to Parent. No employee has any agreement or contract, written or verbal, regarding such employee’s continued employment by Parent. As of the Closing, Parent will not be a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other material employee compensation plan or agreement. No employee of Parent, nor any consultant with whom Parent has contracted, is in material violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Parent because of the nature of the business to be conducted by Parent; and the continued employment by Parent of its present employees, and the performance of Parent’s contracts with its independent contractors, will not result in any such violation. Parent has not received any notice alleging that any such violation has occurred.

(o)

Registration Rights. Except for the registration rights granted to purchasers of units in connection with the PPM, Parent is currently not under any obligation, and has not granted any rights, to register any of Parent’s presently outstanding securities or any of its securities that may hereafter be issued.

(p)

Certain Agreements Affected by this Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, (ii) materially increase any benefits otherwise payable by Parent to its employees, agents, consultants and directors, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(q)

Books and Records; Organizational Documents. The minute books and stock record books and other similar records of Parent for the 2002, 2003, and 2004 calendar years and from January 1, 2005 through April 15, 2005 have been provided or made available to Company or its counsel before the execution of this Agreement, are complete and correct in all respects and have been maintained in accordance with reasonable and consistent business practices. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the Board of Directors of Parent from January 1, 2002 through the date hereof. Parent has, before the execution of this Agreement, delivered to Company true and complete copies of its Articles of Incorporation and Bylaws, both as amended through the date hereof. Parent is not in violation of any provision of its Articles of Incorporation or Bylaws.

(r)

Representations Complete. None of the representations or warranties made by Parent or in any Schedule, or certificate furnished by Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

(s)

Employee Benefit Plans. Parent presently does not maintain or contribute to, and has never maintained or contributed to, any “employee benefit plan,” as such term is defined in the Employee Retirement Income Security Act of 1974, as amended.

(t)

Material Contracts. Except as described in the Parent SEC Documents, there are no agreements, understandings, instruments, contracts, or proposed transactions to which Parent is a party or by which it is bound that may involve obligations (contingent or otherwise) of, or payments to Parent, in excess of $10,000.

ARTICLE 5
COVENANTS

The Parties agree as follows with respect to the period from and after the execution of this Agreement.

(a)

General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

(b)

Notices and Consents. Each of the Parties will give any notices to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents required in connection herewith.

(c)

Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3 and Section 4 above. Without limiting the generality of the foregoing:

(1)

Compliance with Securities Laws. The parties shall endeavor to comply with applicable federal securities laws regarding the transactions contemplated by this Agreement including the timely filing of a Current Report on Form 8-K.

(2)

Compliance with Nevada General Corporation Law. Parent will cause a majority in interest of its stockholders to approve and adopt this Agreement and the approval of the transactions herein contemplated in accordance with the Nevada Corporation General Corporation Law.

(d)

Operation of Business. From the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), (i) the Parties hereto will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, (ii) Parent will pay or perform its liabilities, Taxes and other obligations when due (other than liabilities, Taxes or other obligations contested in good faith through appropriate proceedings), (iii) Parent will not incur, assume or otherwise become subject to any material liability except for current liabilities incurred in the Ordinary Course of Business, (iv) each Party will notify the other Party following the commencement of any material legal proceeding against such Party, and (v) Parent will timely file all forms, reports, exhibits and other documents required to be filed with the SEC. Parent contemplates effecting the private placements of its securities as set forth on Schedule 5 (d) attached hereto.

(e)

Full Access. The Parties will permit representatives of the Parties (including legal counsel and accountants) to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each Party (the “Confidential Information”). Each Party acknowledges the confidential and proprietary nature of the Confidential Information, and agrees to hold and keep the same as provided for in this Section 5(e), and otherwise agrees to each and every restriction in this Section 5(e).

(1)

Restricted Use of Confidential Information. The recipient (“Recipient”) agrees that the Confidential Information (a) will be kept confidential by the Recipient and the Recipient’s representatives and (b) without limiting the foregoing, will not be disclosed by the Recipient or the Recipient’s representatives to any person except as expressly otherwise permitted by the terms of this Section 5(e). It is understood that the Recipient may disclose Confidential Information to only those of the Recipient’s representatives who (i) require such material for the purpose of evaluating the transaction, and (ii) are informed by the Recipient of the confidential nature of the Confidential Information and the obligations of this Section 5(e). The Recipient further agrees that the Recipient and the Recipient’s representatives will not use any of the Confidential Information either for any reason or purpose other than to evaluate the Merger or in any way detrimental to the provider of such Confidential Information (the “Provider”) (it being acknowledged that any use other than evaluation of and negotiating the Merger will be deemed detrimental). The Recipient also agrees to be responsible for enforcing the terms of this Section 5(e) as to the Recipient’s representatives and the confidentiality of the Confidential Information and to take such action, legal or otherwise, to the extent necessary to cause them to comply with the terms and conditions of this Section 5(e) and thereby prevent any disclosure of the Confidential Information by any of the Recipient’s representatives (including all actions that the Recipient would take to protect its own trade secrets and confidential information).

(2)

Exceptions. All of the foregoing obligations and restrictions do not apply to that part of the Confidential Information that the Recipient demonstrates (a) was or becomes generally available to the public other than as a result of a disclosure by the Recipient or the Recipient’s representatives or (b) was available, or becomes available, to the Recipient on a non-confidential basis prior to its disclosure to the Recipient by the Provider or a Provider representative, but only if (i) the source of such information is not bound by a confidentiality agreement with the Provider or is not otherwise prohibited from transmitting the information to the Recipient or the Recipient’s representatives by a contractual, legal, fiduciary, or other obligation and (ii) the Recipient provides the Provider with written notice of such prior possession either (A) prior to the negotiation of the Merger or (B) if the Recipient later becomes aware of (through disclosure to the Recipient or otherwise through the Recipient’s work on the Merger) any aspect of the Confidential Information of which the Recipient had prior possession, promptly upon the Recipient becoming aware of such aspect.

(3)

Required Disclosure. The Recipient or such Recipient’s representative may furnish that portion (and only that portion) of the Confidential Information that is required to disclose under the applicable federal and state securities laws; provided, however, that the Recipient and the Recipient’s representatives must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

(4)

Return of Confidential Information. If this Agreement is terminated for any reason, then (a) the Recipient (i) will promptly deliver to the Provider all documents or other materials furnished by the Provider or any Provider representative to the Recipient or the Recipient’s representatives constituting Confidential Information, together with all copies and summaries thereof in the possession or under the control of the Recipient or the Recipient’s representatives, and (ii) will destroy materials generated by the Recipient or the Recipient’s representatives that include or refer to any part of the Confidential Information, without retaining a copy of any such material or (b) alternatively, if the Provider requests or gives its prior written consent to the Recipient’s request, the Recipient will destroy all documents or other matters constituting Confidential Information in the possession or under the control of the Recipient or the Recipient’s representatives. Any such destruction pursuant to the foregoing must be confirmed by the Recipient in writing to the Provider (such confirmation must include a list of the destroyed materials).

(5)

Remedies. The Recipient agrees to indemnify and hold the Provider and its shareholders harmless from any damages, loss, cost, or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by the Recipient or the Recipient’s representatives of the Confidential Information or other violation of this Section 5(e). In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this Section 5(e) by the Recipient or the Recipient’s representatives and any such breach would cause the Provider irreparable harm, the Recipient also agrees that, in the event of any breach or threatened breach of this Section 5(e), the Provider will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to the Provider.

Parent further acknowledges that it has had the opportunity to review the business plan of Company and to make such further inquiries of Company concerning its business, operations and prospects as Parent deemed to be appropriate.

(f)

Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above.

(g)

Exclusivity. The Parties will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to a transaction similar to the transactions contemplated herein (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, the Parties and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Parties shall notify the other Parties immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h)

Disclosure. Each Party to this Agreement shall ensure that from the date hereof and through the Effective Time, each Party and its respective representatives and affiliates keep strictly confidential the existence and terms of this Agreement, except as otherwise required by any applicable laws. If any Party is required by law to make any disclosure regarding the transactions contemplated herein, such Party advises the other Party, at least three (3) days (to the extent practicable) before making such disclosure, of the nature and content of the intended disclosure.

(i)

Stock Option Plan. The Parties intend that Parent shall adopt and cause stockholders to ratify and approve a stock option plan for the benefit of, and to provide further incentives to, employees, directors and other service providers of Company.

(j)

Name Change.  On the Effective Time or as soon thereafter as may be practicable, Parent shall change its name to “House of Taylor Jewelry, Inc.”

ARTICLE 6
CONDITIONS TO OBLIGATION TO CLOSE

(a)

Conditions to Parent’s Obligation. The obligation of Parent to consummate the Merger and other transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1)

this Agreement and the transactions contemplated hereby shall have received the approval of stockholders owning more than 80% of the outstanding voting stock of Company;

(2)

the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(3)

Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Company shall have performed and complied with all of such covenants in all respects through the Closing;

(4)

no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement and (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(5)

Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

(6)

all applicable waiting periods (and any extensions thereof) under the securities laws shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3 and Section 4 above; and

(7)

all actions to be taken by Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent.

Parent may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b)

Conditions to Company’s Obligation. The obligation of Company to consummate the Merger and other transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1)

Parent and Sub shall have procured all of the third party consents specified in Article 5 above;

(2)

the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(3)

Parent shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Parent shall have performed and complied with all of such covenants in all respects through the Closing;

(4)

no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Parent to own the former assets, to operate the former businesses, and to control the former Subsidiaries of Parent, or (D) affect adversely the right of any of the former Subsidiaries of Parent to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(5)

this Agreement and the Merger shall have received the requisite approval of stockholders owning more than 80% of the outstanding voting stock of Parent;

(6)

Parent shall have delivered to Company a certificate to the effect that each of the conditions specified above in Section 6(b)(1)-(5) is satisfied in all respects;

(7)

all applicable waiting periods (and any extensions thereof) under the securities laws shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3 and Section 4 above;

(8)

all actions to be taken by Parent in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Company;

(9)

Parent shall have ready for unconditional release to Company upon the close of the Merger and other transactions herein contemplated not less than $500,000;

(10)

Parent shall have entered into a Lock-Up/Leak Out agreement with Triton Private Equities Fund, L.P. (“Triton”) on terms acceptable to Parent;

(11)

Parent shall have discharged all of its existing liabilities before or simultaneously with the Closing Date or shall have provided for indemnification thereof as set forth herein;

(12)

there shall not have been a material adverse change in Parent’s businesses or financial condition, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement;

(13)

Company shall have received a legal opinion from Parent’s counsel in a form reasonably acceptable to Company;

(14)

Triton shall have submitted to Parent a “Notice of Conversion” dated the Closing Date converting the Convertible Promissory Note, dated March 31, 2003 (as amended by the Amendment to Convertible Promissory Note dated February 16, 2005), into 400,000 shares of Parent Shares;

(15)

all corporate and other proceedings in connection with the transactions contemplated and all documents incident thereto shall be reasonably satisfactory in form and substance to Company’s counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request. At Closing, such documents shall include, but not be limited to, the following:

(i)

A certified copy of the Articles of Incorporation, as amended, and bylaws of Parent (as amended through the date of Closing), certified by the Secretary of Parent, respectively, as true and correct copies thereof as of Closing;

(ii)

A certified copy of the resolutions of the board of directors and stockholders of Parent and its Subsidiary, as applicable, approving this Agreement and the transactions contemplated hereby;

(iii)

A certified copy of a good standing certificate with respect to Parent from Nevada; and

(iv)

A certificate of the Secretary or other officer of Parent certifying the names of the officers of Parent authorized to sign this Agreement and the other transaction documents to which it is a party and other documents, instruments or certificates to be delivered pursuant to this Agreement by Parent or any of its officers, together with the true signatures of such officers.

Company may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

(c)

Resignations and Appointment of Officers and Directors. Concurrent with the Closing hereunder, the officers and directors of Parent shall resign and from and after the Closing Date, the officers and directors of Parent shall be:

Officers:

Jack Abramov, Chairman, President and Chief Executive Officer

Monty Abramov, Executive Vice President, Chief Design Officer and Secretary

Jack Brehm, Chief Financial Officer

Directors:

Jack Abramov

Monty Abramov

Jack Brehm

The officers and directors of Company shall remain as currently constituted by Company.

ARTICLE 7
TERMINATION

(a)

Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

(1)

the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

(2)

Parent may terminate this Agreement by giving written notice to Company at any time prior to the Closing Date (A) in the event Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified Company of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2005, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Parent breaching any representation, warranty, or covenant contained in this Agreement);

(3)

Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing Date (A) in the event Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Company has notified Parent of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2005, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Company breaching any representation, warranty, or covenant contained in this Agreement); or

(b)

Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(e) and Sections 7, 8(a), (b), (d), (g), (h), (l) and (m) above shall survive any such termination and each Party shall remain liable for fraud and for willful material breaches of this Agreement prior to its termination.

ARTICLE 8
GENERAL PROVISIONS

(a)

Press Releases and Public Announcements. Prior to the Closing, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b)

No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning issuance of the Parent Shares are intended for the benefit of Company Stockholders.

(c)

Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)

Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, the rights of the Class B Holders to receive the Additional Merger Consideration shall be non-assignable except by operation of law.

(e)

Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)

Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)

Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent:

NURESCELL INC.

914 Westwood Boulevard

Suite 809

Los Angeles, California 90024

Attention: Arthur Lyons, President

Facsimile: (310) 860-2691

With a copy not constituting notice to:

David S. Hamilton

5699 Kanan Road

Suite 251

Agoura Hills, California 91301

Facsimile: (818) 879-5449

If to Company to:

HOUSE OF TAYLOR JEWELRY, INC.

9200 Sunset Boulevard

Suite 425

West Hollywood, California 90069

Attention: Jack Abramov, President

Facsimile: (310) 860-2661

With a copy not constituting notice to:

Aaron A. Grunfeld

Resch Polster Alpert & Berger, LLP

10390 Santa Monica Boulevard, 4th Floor

Los Angeles, California 90025

Facsimile: (310) 552-3209

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)

Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Any controversy over the terms and conditions of this Agreement shall be resolved in the appropriate court located in the County of Los Angeles, State of California. Each of the Parties specifically waives any right to argue lack of jurisdiction or inconvenient forum.

(i)

Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Nevada General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j)

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)

Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l)

Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

(m)

Survival of Representations and Covenants. All covenants and obligations of the Parties shall survive and continue for the applicable statute of limitations period or periods legally applicable to them. All representations and warranties made by Parent shall survive the Closing Date for a period of one (1) year following the Closing Date; provided, however, Sections 4(e), 4(m), 4(n), and 4(p) shall survive for the applicable statue of limitations period. Any Party‘s right to commence a claim for indemnification under Section 8(n) for a breach of any representation or warranty shall be made prior to the date, if any, on which the survival period for such representation and warranty expires.

(n)

Indemnification.

(1)

From and after the Closing Date, 2 FeetCan LLC and 412S LLC, each a Nevada limited liability company and collectively the “Parent Shareholders”, jointly and severally, hereby agree, by execution at the place provided below, to indemnify and hold harmless each and every other party to this Agreement, jointly and severally, and (if any) each other party’s respective successors and assigns, and their respective officers, directors, employees, stockholders, agents, affiliates and any person who controls any of such persons within the meaning of the Securities Act or the Securities Exchange Act (each, an “Indemnified Person”) from and against any liabilities, claims, demands, judgments, losses, costs, damages, fines, penalties, settlements, awards, fees, taxes, charges or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Person in connection therewith, including consequential and punitive damages) (collectively, “Damages”) that such Indemnified Person may sustain, suffer or incur and that result from, arise out of or relate to any action or omission of Parent from February 16, 2005 through Closing Date or that result from a material breach of any of the respective representations, warranties, covenants or agreements of Parent contained in this Agreement, provided that this indemnity shall extend to all amounts that Parent may be required to pay as to approximately $53,000 of the accounts payable that are reflected within the Condensed Balance Sheet of the Parent for the quarterly period ended December 31, 2004 and including, but not limited to, those payments under paragraph (m)(2) of Article 4, and provided further that the aggregate amount of any and all such indemnification shall not exceed $500,000. For the purposes hereunder “a material breach” shall be one that results in Damages of at least $10,000.

(2)

Any Indemnified Person who desires to seek indemnification under any part of this Section 8(n) shall give written notice in accordance with this section in reasonable detail (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “ Indemnitor”) and to the Indemnified Person’s corporate counsel. Such notice shall briefly explain the nature of the claim, the parties known to be involved, the amount of Damages, if known, and method of computation thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Person shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice “) within sixty (60) days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. If the Indemnitor advises the Indemnified Person within the Response Period that it objects to such claim, the Indemnitor and the Indemnified Person shall promptly meet and use their best efforts to settle the dispute in writing within sixty (60) days.

If any Indemnitor shall be obligated to indemnify an Indemnified Person pursuant to this section, such Indemnitor shall pay to such Indemnified Person the amount to which such Indemnified Person shall be entitled within fifteen (15) business days after (i) a disputed claim is determined in favor of the Indemnified Person pursuant to this section of this Agreement, or (ii) the Response Period has expired without a response which satisfies the provisions of this section from an Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Person interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus nine percent.

(3)

An Indemnified Person that desires to seek indemnification under any part of this section with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Person, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Person by notifying the Indemnified Person in writing within fifteen (15) days after the Indemnified Person has given notice of an Action, the Indemnitor conducts the defense of the Action actively and diligently and the Indemnitor provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnitor will have the financial resources to defend against the Action and fulfill its indemnification obligations hereunder; provided, however, that such Indemnified Person shall have the right to participate, at its own expense, in the defense of such Action unless (A) the Indemnitor has agreed in writing to pay such fees and expenses, (B) the Indemnitor has failed to assume the defense and employ counsel as provided herein or (C) a claim shall have been brought or asserted against the Indemnitor and Indemnified Person, and such Indemnified Person shall have been advised in writing by counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to Indemnitor, in which case such co-counsel will be at the expense of the Indemnitor; and provided, further, that the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this section shall not bar an Indemnified Party’s right to claim indemnification under this section, except to the extent that an Indemnitor shall have been harmed by such failure.

(4)

Any claim by any party for indemnification shall not be adversely affected by any investigation by, or opportunity to, investigate afforded to any such person, nor shall such a claim be adversely affected by any such person’s knowledge on or before the Closing Date of any breach or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

Nothing herein shall be deemed to prevent an Indemnified Person from making a claim hereunder for potential or contingent claims or demands (a “Contingent Claim”) provided the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Person has reasonable grounds to believe that such a claim may be made.

The indemnification rights under this section are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by this section. The indemnification rights among the Parties under this Agreement shall terminate on the first anniversary date of the Effective Time with respect any Claim Notice that is delivered thereafter.

(o)

Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(p)

Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the Parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other Party to fulfill its obligations under this Agreement and the transactions contemplated hereby, including, but not limited to, all reporting obligations. Each Party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the transactions contemplated herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

NURESCELL INC.,

a Nevada corporation

By

Name: Arthur Lyons

Title: President, Chief Financial Officer, Secretary and Director

HOTJ ACQUISITION CORP.,

a California corporation

By

Name: Arthur Lyons

Title: President, Chief Financial Officer, Secretary and Director

HOUSE OF TAYLOR JEWELRY, INC.,

a California corporation

By

Name: Jack Abramov

Title: President

PARENT SHAREHOLDERS:

2 FeetCan LLC.

a Nevada limited liability company

By

Justin Farar, Member

412S LLC.

a Nevada limited liability company

By

Joel Farar, Member

INDEMNIFICATION BY TRITON PRIVATE EQUITIES FUND, L.P.

Triton Private Equities Fund, L.P. (“Triton”), Nurescell Inc. (“NUCL”), and 2FeetCan LLC and 412S LLC (collectively, the “LLCs”), have previously entered into a Stock Purchase and Sale Agreement dated February 16, 2005 (the “Prior Agreement”) whereby the LLCs acquired their principal stock ownership of NUCL . For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Triton hereby (i) makes and reaffirms to House of Taylor Jewelry, Inc. (“Company”) the same representations and warranties as are contained in Section 3 of the Prior Agreement (the “Representations and Warranties”) and (ii) agrees to provide Company with indemnification with respect to the Representations and Warranties to the same extent as provided in Section 6 of the Prior Agreement. For purposes of the foregoing, all capitalized terms used in Sections 3 and 6 of the Prior Agreement shall have the same meaning as set forth in the Prior Agreement. In connection with the foregoing, Triton’s aggregate indemnification obligation to the LLCs under the Prior Agreement and to Company under the foregoing shall not exceed $500,000.

Dated: May 20, 2005

Triton Private Equities Fund, L.P.

By

Triton Capital Management, LLC.,

General Partner

By

John C. Tausche, Member

EXHIBIT A

LIST OF COMPANY SHAREHOLDERS

NAME	Number of Company Shares Owned
Interplanet Productions, Ltd	12,000,000 Class B
Sandbox Jewelry, LLC	6,000,000 Class B
Jack Abramov	4,040,000 Class A
Monty Abramov	4,040,000 Class A
Raphael and Rachel Abramov Family Trust	2,020,000 Class A
Lomond International, Inc.	900,000 Class A
Mac385 LLC	600,000 Class A
Cloven9 LLC	300,000 Class A
Watchman of Beverly Hills LLC	100,000 Class A

2